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Press Release

Contact:	Philip R. Mays Senior Vice President, Chief Financial Officer, and Treasurer (407) 904-3324

FOR IMMEDIATE RELEASE	CTO Realty Growth Completes Three Property Portfolio Acquisition and Disposition of Jordan Landing

WINTER PARK, FL – August 21, 2024 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced closing the acquisition of a portfolio of three open-air shopping centers (the “Three Property Portfolio”) for a purchase price of $137.5 million. The Three Property Portfolio consists of Carolina Pavilion in Charlotte, North Carolina; Millenia Crossing in Orlando, Florida; and Lake Brandon Village in Tampa, Florda. Additionally, on August 15, 2024, the Company closed the sale of Jordan Landing located in West Jordan, Utah for $18.0 million.

The Company’s property portfolio, after closing of the above transactions, has increased approximately 19% with respect to square feet and 14% with respect to annual base rent compared to June 30, 2024. Furthermore, year-to-date, the Company has closed $230.0 million of acquisitions, inclusive of structured investments, and $38 million of dispositions.

"The Three Property Portfolio expands our geographic footprint into Charlotte and Tampa and further strengthens our presence in Orlando," said John P. Albright, President and Chief Executive Officer of CTO Realty Growth, Inc. "Consistent with our investment strategy, Carolina Pavilion provides near-term value-add opportunities including ability to add strong tenancy, bringing rents to market, and increasing occupancy. Millenia Crossing is situated in the dominant retail area of Orlando and Lake Brandon Village adds another grocery anchored property to our portfolio. Furthermore, with the sale of Jordan Landing, all of our properties are now located in the Southeast and Southwest markets of the United States.”

Carolina Pavilion is an approximately 691,000 square feet regional retail center located on 72 acres in Southern Charlotte on South Boulevard, is 93% occupied, anchored by AMC, Floor & Décor, Nordstrom Rack, Ross and Burlington, and is shadow anchored by Target. Millenia Crossing is an approximately 100,000 square feet retail center located on 11 acres next to Mall at Millenia along Interstate 4 in Orlando, Florida, is 96% occupied, and anchored by Nordstrom Rack. Lake Brandon Village is an approximately 102,000 square feet retail center located on 8 acres just east of Interstate 75 in Brandon, Florida, one of Tampa’s healthiest retail markets, is 100% occupied and is anchored by Sprouts, PetSmart, DSW, and Scandinavian Design Furniture, and is shadowed anchored by Lowe’s.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements in this press release include, without limitation, statements regarding near-term value -add opportunities including ability to add strong tenancy, bringing rents to market, and increasing occupancy.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.